NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Scott Thien
October 27, 2022	Senior Internal Communications Lead
sthien@fhlbi.com | 317-902-3103

Federal Home Loan Bank of Indianapolis Declares Dividends, Reports Earnings
INDIANAPOLIS — Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its third quarter 2022 dividends on Class B-2 activity-based capital stock and Class B-1 non-activity-based stock at annualized rates of 4.75% and 1.25%, respectively. The higher dividend rate on activity-based stock reflects the Board's discretion under our capital plan to reward members that use FHLBank Indianapolis in support of their liquidity needs.

The dividends will be paid in cash on October 28, 2022.

Earnings Highlights
Net income for the third quarter of 2022 was $46.6 million, an increase of $26.7 million compared to the corresponding quarter in the prior year. The increase was primarily due to higher earnings on the portion of the Bank's assets funded by its capital, and lower amortization of mortgage purchase premiums resulting from lower principal prepayments, each driven by the increase in market interest rates.

Net income, for the nine months ended September 30, 2022, was $107.5 million, an increase of $40.5 million compared to the corresponding period in the prior year. The increase was primarily due to lower amortization of mortgage purchase premiums resulting from lower principal prepayments, and higher earnings on the portion of the Bank's assets funded by its capital, each driven by the increase in market interest rates, but partially offset by declines in the fair values of the investments indirectly funding the liabilities under certain employee benefit plans.

Hedging gains (losses) on qualifying fair-value hedging relationships1 are reported in net interest income2. As a result, net interest income, for the three and nine months ended September 30, 2022, included net hedging gains (losses) of $3.3 million and $(1.5) million, respectively, compared to net hedging gains (losses), for the three and nine months ended September 30, 2021, of $(2.8) million and $10.2 million, respectively. In general, the Bank holds the derivatives and associated hedged items to the maturity, call, or put date. As a result, nearly all of the gains and losses on these financial instruments are expected to reverse over the remaining contractual terms of the hedged items.

1    The Bank uses interest-rate swaps to hedge the risk of changes in the fair value of certain of its advances, available-for-sale securities and consolidated obligations. These derivatives are designated as fair-value hedges. Changes in the estimated fair value of the derivative and, to the extent these relationships qualify for hedge accounting, changes in the fair value of the hedged item that are attributable to the hedged risk are recorded in earnings.
2    FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the spread between the interest earned on those assets and the interest cost of funding with consolidated obligations. Because of the Bank's inherent relatively low interest-rate spread, it has historically derived a substantial portion of its net interest income from deploying its interest-free capital in floating-rate assets.

Affordable Housing Program Allocation 3
For the nine months ended September 30, 2022, FHLBank Indianapolis allocated $15.5 million, including an additional voluntary contribution of $3.5 million reported in other expenses, to its Affordable Housing Program ("AHP"), which provides grant funding to support housing for low- and moderate-income families in communities served by our Michigan and Indiana members. Full-year 2022 AHP allocations will be available to the Bank's members in 2023 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

Condensed Statements of Income

The following table presents unaudited condensed statements of income ($ amounts in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Interest income (a)	$402.5	$106.6	$714.1	$352.9
Interest expense (a)	329.9	48.6	513.2	163.1
Provision for (reversal of) credit losses	—	—	(0.1)	—
Net interest income after provision for credit losses	72.6	58.0	201.0	189.8
Other income (loss) (b)	7.2	(8.9)	(1.9)	(31.6)
Other expenses	28.0	26.9	79.6	83.5
AHP assessments	5.2	2.3	12.0	7.7

Net income	$46.6	$19.9	$107.5	$67.0

(a)    Includes hedging gains (losses) and net interest settlements on fair-value hedges.
(b)    Includes impact of purchase discount (premium) recorded through mark-to-market gains (losses) on trading securities and net interest settlements on derivatives hedging trading securities, while generally offsetting interest income on trading securities is included in interest income.

Adjusted Net Income, a Non-GAAP Financial Measure

The Bank reports its results of operations in accordance with Generally Accepted Accounting Principles ("GAAP"). Management believes that a non-GAAP financial measure may also be useful to shareholders and other stakeholders as a key measure of its operating performance. Such measure can also provide additional insights into period-to-period comparisons of the Bank's operating results beyond its GAAP results, which are impacted by temporary changes in fair value and other factors driven by market volatility that hinder consistent performance measurement. As a result, the Bank is reporting adjusted net income as a non-GAAP financial measure.

3    Each year, Federal Home Loan Banks are required to allocate to the AHP 10% of earnings, defined for this purpose as income before assessments, plus interest expense on mandatorily redeemable capital stock.

Adjusted net income represents GAAP net income adjusted to exclude: (i) the mark-to-market adjustments and other transitory effects from derivatives and trading/hedging activities, (ii) interest expense on mandatorily redeemable capital stock ("MRCS"), (iii) realized gains and losses on sales of investment securities, and (iv) at the discretion of management, other eligible non-routine transactions. These adjustments reflect (i) the temporary nature of fair-value and certain other hedging gains (losses) due to the Bank's practice of holding its financial instruments to maturity, (ii) the reclassification of interest on MRCS as dividends, (iii) the sale of investment securities, primarily for liquidity purposes or to reduce exposure to LIBOR-indexed instruments, the gains (losses) on which arise from accelerating the recognition of future income (expense), and (iv) any other eligible non-routine transactions that management determines can provide additional insights into period-to-period comparisons of the Bank’s operating results beyond its GAAP results.

Non-GAAP financial measures are not audited. In addition, non-GAAP financial measures have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. While management believes that adjusted net income is helpful in understanding the Bank's performance, this measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyses of earnings reported in accordance with GAAP.

The following table presents unaudited reconciliations of the Bank's GAAP net income to adjusted net income ($ amounts in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Net Income	2022	2021	2022	2021
GAAP net income	$46.6	$19.9	$107.5	$67.0
Adjustments to exclude:
Fair-value hedging (gains) losses (a)	(3.3)	2.8	1.5	(10.2)
Amortization of losses on ineffective and discontinued fair-value hedging relationships (b)	21.5	11.5	55.6	24.4
Trading losses, net of economic hedging impact (c)	4.6	7.7	4.0	26.9
Net unrealized (gains) losses on other economic hedges	(0.5)	0.4	(0.2)	0.8
Net realized losses on sales of investment securities	1.0	—	1.0	—
Interest expense on MRCS	0.4	0.3	0.9	2.3
Total adjustments	23.7	22.7	62.8	44.2

AHP assessments on adjustments	(2.4)	(2.2)	(6.2)	(4.2)

Adjusted net income (non-GAAP measure)	$67.9	$40.4	$164.1	$107.0

(a)     Changes in fair value of hedged items (attributable to the risk being hedged) and associated derivatives in qualifying hedging relationships.
(b)     Gains (losses) resulting from cumulative basis adjustments to hedged items.
(c)     Includes both (i) unrealized (gains) losses on trading securities and (ii) realized (gains) losses on maturities and sales of trading securities.

Adjusted net income for the third quarter of 2022 was $67.9 million, an increase of $27.5 million compared to the corresponding quarter in the prior year. The increase was primarily due to higher earnings on the portion of the Bank's assets funded by its capital and lower amortization of mortgage purchase premiums.

Adjusted net income, for the nine months ended September 30, 2022, was $164.1 million, an increase of $57.1 million compared to the corresponding period in the prior year. The increase was primarily due to lower amortization of mortgage purchase premiums, higher adjusted earnings from certain hedging activities, and higher earnings on the portion of the Bank's assets funded by its capital, partially offset by lower adjusted earnings on trading securities and declines in the fair values of the investments indirectly funding the liabilities under certain employee benefit plans.

Balance Sheet Highlights
Total assets, at September 30, 2022, were $65.4 billion, a net increase of $5.4 billion, or 9%, from December 31, 2021, driven primarily by a net increase in advances outstanding.
Advances 4
Advances outstanding, at September 30, 2022, at carrying value, totaled $31.2 billion, a net increase of $3.7 billion, or 13%, from December 31, 2021. The par value of advances outstanding increased by 17% to $31.8 billion, which included a net increase in short-term advances of 71% and a net decrease in long-term advances of 5%.

The par value of advances to depository institutions — comprising commercial banks, savings institutions and credit unions — and insurance companies increased by 28% and 3%, respectively. Advances to depository institutions, as a percent of total advances outstanding at par value, were 59% at September 30, 2022, while advances to insurance companies were 41%.
Mortgage Loans Held for Portfolio 5
Purchases of mortgage loans from the Bank's members, for the nine months ended September 30, 2022, totaled $927 million. Mortgage loans held for portfolio, at September 30, 2022, totaled $7.6 billion, a net increase of $33 million, or 0.4%, from December 31, 2021, as the Bank's purchases slightly exceeded principal repayments by borrowers.

Liquidity 6
The liquidity portfolio, which consists of cash and short-term investments as well as U.S. Treasury securities, at September 30, 2022, totaled $10.7 billion, a net decrease of $273 million, or 2%, from December 31, 2021. Cash and short-term investments increased by $559 million, or 8%, to $7.6 billion. U.S. Treasury securities, classified as trading securities, decreased by $832 million, or 21%, to $3.1 billion. As a result, cash and short-term investments represented 71% of the liquidity portfolio at September 30, 2022, while U.S. Treasury securities represented 29%.

4    Advances are secured loans that the Bank provides to its member institutions.
5     The Bank purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.
6    The Bank's liquidity portfolio consists of cash, interest-bearing deposits, securities purchased under agreements to resell, federal funds sold              and U.S. Treasury securities. Such portfolio enables the Bank to be a reliable liquidity provider to its members.

Consolidated Obligations 7
FHLBank Indianapolis' consolidated obligations outstanding, at September 30, 2022, totaled $60.5 billion, a net increase of $6.1 billion, or 11%, from December 31, 2021, which reflected increased funding needs associated with the net increase in the Bank's total assets.

Capital 8
Total capital, at September 30, 2022, was $3.6 billion, a net increase of $8 million, or 0.2%, from December 31, 2021. The increases in capital stock outstanding and retained earnings were substantially offset by other comprehensive losses, which substantially resulted from unrealized losses on investments in MBS driven by the increase in market interest rates.
The Bank's regulatory capital-to-assets ratio9, at September 30, 2022, was 5.52%, which exceeds all applicable regulatory capital requirements.

7 The primary source of funds for FHLBank Indianapolis, and for the other FHLBanks, is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on the consolidated obligations issued on its behalf; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.
8    FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding credit products.
9    Total regulatory capital, which consists of capital stock, mandatorily redeemable capital stock and retained earnings, as a percentage of total assets.

Condensed Statements of Condition

The following table presents unaudited condensed statements of condition ($ amounts in millions):

	September 30, 2022	December 31, 2021
Advances	$31,196	$27,498
Mortgage loans held for portfolio, net	7,649	7,616
Cash and short-term investments	7,607	7,048
Investment securities and other assets (a)	18,943	17,843

Total assets	$65,395	$60,005

Consolidated obligations	$60,540	$54,478
MRCS	43	50
Other liabilities	1,248	1,921
Total liabilities	61,831	56,449

Capital stock (b)	2,326	2,246
Retained earnings (c)	1,240	1,177
Accumulated other comprehensive income (loss)	(2)	133
Total capital	3,564	3,556

Total liabilities and capital	$65,395	$60,005

Total regulatory capital (d)	$3,609	$3,473

Regulatory capital-to-assets ratio	5.52%	5.79%

(a)    Includes trading, held-to-maturity and available-for-sale securities.
(b)    Putable by members at par value.
(c)    Includes restricted retained earnings, at September 30, 2022 and December 31, 2021, of $309 million and $287 million, respectively.
(d)     Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

All amounts referenced above are unaudited. More detailed information about FHLBank Indianapolis' financial condition as of September 30, 2022, and results for the three and nine months then ended, will be included in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Bank's Quarterly Report on Form 10-Q.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events and performance. Forward-looking statements can be identified by words such as "will," "believes," "may," "temporary," "estimates," and "expects" or the negative of these words or comparable terminology. Each forward-looking statement contained in this news release reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this news release speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

###

Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com and follow the Bank on LinkedIn and Twitter (@FHLBankIndy).